Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•                  Registration Statement No. 333-182460 on Form S-8 pertaining to the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan; and

•                  Registration Statement No. 333-189719 on Form S-3 of EQT Midstream Partners, LP and EQT Midstream Finance Corporation pertaining to the registration of Common Units Representing Limited Partner Interests and Debt Securities;

of our report dated  March 10, 2015, with respect to the financial statements of the Northern West Virginia Marcellus Gathering System, which appear in this Current Report (Form 8-K), filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 10, 2015